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                                                                    EXHIBIT 20.5

                                                                     [MDSI LOGO]

May 17, 2004

Dear Shareholders of MDSI Mobile Data Solutions Inc. ("MDSI" or "Company"):

      The Board of Directors invites you to attend the annual and special meeting of the shareholders of MDSI to be held at 9:00 a.m. (Vancouver time) on Monday, June 14, 2004, at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, 1088 Burrard Street, Vancouver, British Columbia (the "Meeting").

      The purpose of the Meeting is to re-elect the incumbent board of directors for a further term and to ratify the re-appointment of the existing auditors of the Company, as well as to ratify the Company's shareholder protection rights plan (the "Rights Plan") as constituted pursuant to a Shareholders Rights Agreement made as of December 17, 2003 between the Company and Computershare Trust Company of Canada, as Rights Agent.

      As you will be aware, the Company and At Road, Inc. ("@Road"), by press release dated April 13, 2004, have previously announced the signing of a definitive agreement (the "Combination Agreement") providing for the acquisition of MDSI by @Road by way of court ordered plan of arrangement (the "Transaction"). The Transaction has been approved by the boards of directors of both companies, but is subject to approval by MDSI shareholders, approval of the British Columbia Supreme Court and to other customary closing conditions. The Company is currently preparing an information circular for a special meeting of shareholders and optionholders of MDSI to consider, and if deemed appropriate, to approve the Transaction. The Company intends to schedule this special meeting and to mail this further circular as promptly as is reasonably practicable. The Board of Directors of MDSI has determined to recommend to MDSI shareholders that they vote in favour of the Transaction and has effectively suspended the Rights Plan in respect of the Transaction by having extended the separation time under the Rights Plan to ten days after the date of closing of the Transaction.

      In the event that the Transaction closes, MDSI will become an indirect wholly-owned subsidiary of @Road and will cease to be a reporting issuer. MDSI's common shares will be delisted from the Toronto Stock Exchange ("TSX") and the Rights Plan will be terminated. Nonetheless, it is important for the Company to hold its annual and special meeting at this time, both to comply with its requirement to hold its annual meeting within six months of its fiscal year-end and to comply with the requirements of the TSX to seek shareholder confirmation of the Rights Plan within six months of its adoption by the Company. In the event that the Transaction does not close, and an alternative transaction is not consummated, the Company will remain a listed reporting issuer and it will be important for the Company's Rights Plan to remain in force.

      Therefore, the shareholders will be asked at the Meeting, in addition to the usual business of an annual meeting, to approve an ordinary resolution (the "Rights Plan Ratification Resolution") to ratify the Rights Plan. The objective of the Rights Plan is to provide the Board with sufficient time, in the event of a takeover of MDSI, or a similar transaction, to pursue alternatives to maximize shareholder value and to ensure fair treatment of all shareholders.

      THE BOARD OF DIRECTORS HAS APPROVED THE RIGHTS PLAN AND RECOMMENDS THE MDSI SHAREHOLDERS VOTE FOR THE RIGHTS PLAN RATIFICATION RESOLUTION. Approval of the Rights Plan Ratification Resolution, appearing at the end of the accompanying Management Proxy Circular, requires the affirmative vote of a majority of the votes validly cast by independent holders of MDSI's shares at the

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Meeting. All MDSI shareholders will be considered "independent" provided that they are not, at the relevant time, making a takeover bid for MDSI's shares.

      It is important that your MDSI Common Shares be represented at the meeting. Whether or not you are able to attend, we urge you to complete the enclosed form of proxy and return it in the envelope provided or by fax to
1.866.249.7775 (within North America) or 1.416.263.9524 (outside North America), not later than 5:00 p.m. (Vancouver time) on Thursday, June 10, 2004. Submitting a proxy will not prevent you from voting in person if you attend the Meeting, but will ensure that your vote will be counted if you are unable to attend. If you require any assistance in completing your proxy, please call Rick Wadsworth from MDSI at 519.729.7998. If you hold your MDSI shares through a broker or other intermediary, you should follow the instructions provided by your broker to vote your MDSI shares.

      Included with this letter, in addition to the form of proxy, is a notice of the annual and special meeting and management proxy circular and a copy of MDSI's Form 10-K in respect of its fiscal year ended December 31, 2003, together with a copy of our audited annual financial statements in Canadian GAAP for our fiscal year ended December 31, 2003, which will be tabled at the Meeting.

      On behalf of MDSI, I would like to thank all MDSI shareholders for their ongoing support.

      Yours very truly,

      /s/ Erik Dysthe
      --------------------------------
      Erik Dysthe
      Chairman, Chief Executive Officer and President